EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014

Willimantic, Connecticut — July 23, 2014. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $914,000, or $0.07 basic and diluted earnings per share, for the quarter ended June 30, 2014 versus a net loss of $60,000, or $0.01 basic and diluted loss per share, for the quarter ended June 30, 2013. The Company reported net income of $1.8 million, or $0.15 basic and diluted earnings per share, for the six months ended June 30, 2014 compared to a net loss of $137,000, or $0.01 basic and diluted loss per share, for the six months ended June 30, 2013.

The acquisition of Newport Bancorp, Inc. ("Newport") in September 2013 contributed to the higher net income for the three and six months ended June 30, 2014, as a result of increases in net interest income and noninterest income. Lower net income for the three and six months ended June 30, 2013 was the result of costs totaling $209,000 and $893,000 (pre-tax), respectively, associated with the acquisition of Newport. Excluding the aforementioned costs, the Company would have reported net income of $151,000 and $653,000, respectively.(1)

Net interest income increased $3.4 million to $9.6 million and $7.0 million to $19.6 million for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013. Higher net interest income was due to an increase in the average balance of loans outstanding and a lower cost of funds, offset by an increase in the average balance of interest-bearing liabilities versus the comparable periods in 2013.

The provision for loan losses increased $360,000 and $655,000 for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013, primarily due to an increase in commercial loans outstanding, which carry a higher degree of risk than other loans held in portfolio, offset by decreases in nonperforming loans and loan charge-offs. At June 30, 2014, nonperforming loans totaled $5.5 million, compared to $9.0 million at June 30, 2013, resulting from decreases in nonperforming multi-family and commercial mortgage loans and residential mortgage loans of $2.2 million and $1.5 million, respectively. Net loan charge-offs were $222,000 and $316,000 for the three and six months ended June 30, 2014, respectively, consisting primarily of residential and commercial mortgage loan charge-offs, compared to $376,000 and $570,000 for the three and six months ended June 30, 2013, respectively.

Noninterest income was $2.5 million and $2.1 million for the three months ended June 30, 2014 and 2013, respectively, and $5.2 million and $4.5 million for the six months ended June 30, 2014 and 2013, respectively. An increase in service fees contributed to higher noninterest income during 2014, offset by a decline in mortgage banking fees and a reduction in the fair value of certain derivative instruments. Service fees increased $552,000 and $1.1 million for the three and six months ended June 30, 2014, respectively, compared to the same periods in the prior year, as a result of additional deposit customers assumed in the Newport acquisition. Mortgage banking fees declined $116,000 during the second quarter of 2014 and $535,000 during the first half of 2014, compared to the same periods in 2013, due to a lower volume of residential mortgage loan sales.

Noninterest expenses increased $2.1 million and $4.5 million for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013. Higher noninterest expenses for 2014 reflect incremental operating costs attributable to the six branches acquired in the Newport merger. Increases in salaries and benefits include additional staff and higher benefit costs. The increase in outside professional services expense was primarily related to contractual payments to former Newport officers under their noncompetition agreements. Higher other noninterest expenses for the first half of 2014 were comprised of increases in fraudulent debit card transactions of $290,000, core deposit intangible amortization of $313,000 associated with the assumption of Newport deposits and prepayment penalties totaling $75,000 for the early extinguishment of certain Federal Home Loan Bank borrowings.

Total assets increased $7.8 million, or 0.6%, to $1.35 billion at June 30, 2014, principally due to an increase of $21.1 million in cash and cash equivalents, offset by a decrease of $9.2 million in net loans receivable. Residential mortgage loans and SBA and USDA guaranteed loans declined $14.4 million and $13.3 million, respectively, offset by increases in time share and home equity loans of $13.1 million and $4.3 million, respectively. Loan originations increased $24.3 million during the first half of 2014 compared to the same period in 2013 mainly due to increases in multi-family and commercial mortgage, commercial business and consumer loan originations of $24.6 million, $10.1 million and $9.4 million, respectively, offset by a decrease in residential mortgage loan originations of $19.8 million.

Total liabilities increased $5.0 million, or 0.4%, to $1.20 billion at June 30, 2014 compared to $1.19 billion at December 31, 2013. Deposits increased $21.5 million, or 2.2%, which included increases in certificates of deposit, noninterest-bearing deposits and NOW and money market accounts of $15.6 million, $3.9 million and $1.5 million, respectively. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $17.7 million from $184.5 million at December 31, 2013 to $166.8 million at June 30, 2014, resulting from net repayments of Federal Home Loan Bank advances.

Total shareholders' equity increased $2.7 million from $152.8 million at December 31, 2013 to $155.6 million at June 30, 2014. The increase in shareholders' equity was attributable to net income of $1.8 million, an increase in unrealized gains on available for sale securities aggregating $886,000 (net of taxes) and the exercise of stock options of $542,000, offset by dividends of $739,000 and common shares repurchased totaling $506,000. At June 30, 2014, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Despite the decline in net loans receivable during the quarter resulting from the slowdown in residential mortgage activity throughout our market area, we are pleased with the growth experienced in both commercial loans and home equity lines of credit during the period. In addition, the overall quality of the loan portfolio remains strong as evidenced by the reduction in the ratio of nonperforming loans to total loans of 0.52%,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures

We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
(1) The table below presents a reconciliation of net income (loss) and earnings (loss) per share, excluding the tax-affected transaction costs related to the acquisition of Newport, for the three and six months ended June 30, 2013.
Net Income (Loss):

(In Thousands)	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013
Net loss	$(60)	$(137)
Merger-related transaction costs (after tax)	211	790
Net income adjusted for merger-related transaction costs	$151	$653

Earnings (Loss) Per Share:

Basic and diluted as reported	$(0.01)	$(0.01)
Merger-related transaction costs (after tax)	0.03	0.08
Basic and diluted adjusted for merger-related transaction costs	$0.02	$0.07

Weighted Average Shares Outstanding:

Diluted as reported	9,567,612	9,561,808
Effect of dilutive stock options	35,634	43,705
Diluted adjusted for merger-related transaction costs	9,603,246	9,605,513

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	June 30,	December 31,
(In Thousands / Unaudited)	2014	2013

ASSETS
Noninterest-bearing cash and due from banks	$19,991	$20,554
Interest-bearing cash and cash equivalents	28,422	6,767
Securities	184,438	183,329
Loans held for sale	560	1,764
Loans receivable, net	1,038,182	1,047,410
Bank-owned life insurance	21,012	20,726
Premises and equipment, net	20,971	21,090
Intangible assets	18,997	19,566
Deferred tax asset	9,527	9,705
Other real estate owned, net	1,664	2,429
Other assets	10,377	13,039
Total assets	$1,354,141	$1,346,379

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,006,221	$984,749
Borrowings	166,789	184,520
Other liabilities	25,574	24,268
Total liabilities	1,198,584	1,193,537

Shareholders' equity	155,557	152,842
Total liabilities and shareholders' equity	$1,354,141	$1,346,379

SELECTED OPERATING DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands / Unaudited)	2014	2013	2014	2013

Interest and dividend income	$11,683	$8,302	$23,754	$16,857
Interest expense	2,080	2,083	4,164	4,293
Net interest income	9,603	6,219	19,590	12,564

Provision for loan losses	415	55	845	190
Net interest income after provision for loan losses	9,188	6,164	18,745	12,374

Noninterest income	2,462	2,072	5,234	4,512
Noninterest expenses	10,337	8,209	21,291	16,790
Income before income taxes	1,313	27	2,688	96

Income tax provision	399	87	868	233
Net income (loss)	$914	$(60)	$1,820	$(137)

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2014	2013	2014	2013

Earnings (loss) per share:
Basic	$0.07	$(0.01)	$0.15	$(0.01)
Diluted	$0.07	$(0.01)	$0.15	$(0.01)

Weighted average shares outstanding:
Basic	12,341,727	9,567,612	12,318,604	9,561,808
Diluted	12,387,433	9,567,612	12,365,583	9,561,808

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2014	2013	2014	2013

Selected Performance Ratios:
Return (loss) on average assets (1)	0.31%	(0.03)%	0.32%	(0.03)%
Return (loss) on average equity (1)	2.73	(0.19)	2.76	(0.22)
Interest rate spread	2.90	2.53	2.99	2.56
Net interest margin	3.04	2.76	3.13	2.80
Efficiency ratio (2)	84.65	98.92	84.73	98.30

Asset Quality Ratios:
Allowance for loan losses			$7,445	$6,007
Allowance for loan losses as a percent of total loans (3)			0.71%	0.89%
Allowance for loan losses as a percent of nonperforming loans			135.88	66.58
Nonperforming loans			$5,479	$9,022
Nonperforming loans as a percent of total loans (3)			0.52%	1.34%
Nonperforming assets (4)			$7,143	$9,753
Nonperforming assets as a percent of total assets			0.53%	1.03%

Per Share Data:
Book value per share			$12.15	$12.28
Less: Intangible assets per share(5)			(1.48)	(0.34)
Tangible book value per share (5)			10.67	11.94
Dividends per share			$0.06	$0.06

(1) Ratios for the three and six months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $19.0 million and $3.5 million at June 30, 2014 and 2013, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514